EXHIBIT H-1

                     NON-UTILITY SUBSIDIARIES OF ENERGY EAST



1.   Energy  East  Enterprises, Inc. ("Enterprises"), a Maine corporation, owns:
     Maine Natural Gas, L.L.C., a small natural gas delivery company; New Hampshire Gas Corporation, a small propane air distribution company; Seneca Lake Storage, Inc., which is developing high-deliverability gas storage in upstate New York; and Southern Vermont Natural Gas Corporation, which is developing a combined natural gas supply and distribution project. Enterprises is a wholly-owned subsidiary of Energy East and is an exempt public utility holding company under PUHCA.

2. The Energy Network (formerly EAS Enterprises Corp.), a Delaware corporation, invests in providers of energy and telecommunications services. The Energy Network is a wholly-owned subsidiary of Energy East and owns no public utility assets. The Energy Network holds Energy East Solutions, Inc., Energy East Telecommunications, Inc., and Cayuga Energy, Inc. (and, indirectly, their subsidiaries).

3. New Hampshire Gas Corporation, a New Hampshire corporation, is a wholly-owned subsidiary of Enterprises and is an energy services company in New Hampshire specializing in propane air distribution systems.

4. Southern Vermont Natural Gas Corporation, a Vermont corporation and a wholly-owned subsidiary of Enterprises, is currently developing a combined natural gas supply and distribution project that includes an extension of a pipeline from New York to Vermont by the Iroquois Gas Transmission System, and the development of natural gas distribution systems in Vermont.

5. Seneca Lake Storage, Inc., a New York corporation and a wholly-owned subsidiary of Enterprises, is developing a high deliverability gas storage facility in upstate New York.

6. Energy East Solutions, Inc. ("Energy East Solutions"), a Delaware corporation, is a wholly-owned subsidiary of The Energy Network and sells electricity and natural gas in wholesale and retail markets in the Northeast and mid-Atlantic regions.

7. NYSEG Solutions, Inc. ("NYSEG Solutions"), a New York corporation and a wholly-owned subsidiary of Energy East Solutions, markets electricity and natural gas to end-users and provides wholesale commodities to retail electric suppliers in the State of New York. NYSEG Solutions has received market-based rate authority from the Federal Energy Regulatory Commission ("FERC").(1)

8. South Jersey Energy Solutions, LLC, a Delaware limited liability company in which Energy East Solutions owns a 50 percent interest, was formed to market retail electricity and energy management services in the mid-Atlantic region of the United States.

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1.  NYSEG  Solutions,  Inc.,  et  al.,  85  F.E.R.C.   61,342  (1998).


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9.   Energy  East  Solutions,  LLC,  a  Delaware limited liability company, is a subsidiary of Energy East Solutions and CNE Energy Services Group, Inc., and sells natural gas, fuel oil, and other services, and markets a full range of energy-related planning, financial, operational, and maintenance services to commercial, industrial, and municipal customers in New England.

10. Cayuga Energy, Inc., a Delaware corporation, is a wholly-owned subsidiary of The Energy Network and owns electric generation facilities that sell power in the wholesale market.

11. Carthage Energy, LLC, a New York limited liability company, is a wholly-owned subsidiary of Cayuga and owns a cogeneration facility in upstate New York. It is an exempt wholesale generator as defined in Section 32 of the 1935 Act, and has received market-based rate authority from FERC.(2) Carthage Energy, LLC, and South Glens Falls Energy, LLC, operate or control a total of 126 MW generating capacity.

12. South Glens Falls Energy, LLC, a New York limited liability company in which Cayuga owns an 85 percent interest, owns a cogeneration facility in upstate New York. It is an exempt wholesale generator as defined in Section 32 of the 1935 Act, and has received market-based rate authority from the Commission.(3)

13. PEI Power II, LLC, a Pennsylvania limited liability company in which Cayuga owns a 50.1 percent interest, owns a cogeneration facility in Pennsylvania. It is an exempt wholesale generator as defined in Section 32 of PUHCA.

14. Connecticut Energy Corporation ("Connecticut Energy"), a wholly-owned subsidiary of Energy East, is an exempt holding company pursuant to Section 3(a)(1) of PUHCA. Connecticut Energy's principal utility subsidiary, the Southern Connecticut Gas Company, is primarily involved in retail distribution of natural gas and transportation of natural gas for commercial and industrial users.

15. CNE Energy Services Group, Inc. ("CNE Energy"), a Connecticut corporation and a wholly-owned subsidiary of Connecticut Energy, provides energy commodities and services to business customers and energy commodities to wholesale customers throughout New England, both on its own and through its partnership as a member of various energy-related limited liability companies. CNE Energy has an interest in two small pipelines that serve power plants in Connecticut. CNE Energy also owns a liquefied natural gas plant that serves the peaking generation market in Connecticut.

16. Total Peaking Services, LLC, a wholly-owned subsidiary of CNE Energy, operates a 1.2 billion cubic foot liquefied natural gas open access storage facility in Milford, Connecticut.

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2.  Cleco Trading &  Marketing  LLC,  et al., 87 F.E.R.C.   61,311 (1999).

3.  Energy  East  South  Glens  Falls,  LLC, 86 F.E.R.C.   61,254 (1999).


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17.  CNE  Peaking, LLC, a wholly-owned subsidiary of CNE Energy, provides a firm in-market supply source to assist energy marketers and local gas distribution companies in meeting the maximum demands of their customers by offering firm supplies for peak-shaving and emergency deliveries.

18. CNE Development Corporation ("CNE Development"), a Connecticut corporation and a wholly-owned subsidiary of Connecticut Energy, is a 20 percent equity participant in East Coast Natural Gas Cooperative, LLC ("East Coast"). East Coast purchases and stores spot gas supplies, provides storage service utilization services, and is involved in bundled sales.

19. CNE Venture-Tech, Inc. ("CNE Venture-Tech"), a Connecticut corporation and a wholly-owned subsidiary of Connecticut Energy, invests in ventures that offer technologically advanced energy-related products.

20.  Nth  Power  Technologies  Fund  I,  L.P.,  in which CNE Venture-Tech owns a
     7.8884 percent limited partnership interest, invests in companies that develop, produce, and market innovative energy-related products.

21. Nth Power Technologies Fund II, L.P., in which CNE Venture-Tech holds a 4.1 percent interest, invests in companies that develop, produce, and market innovative energy-related products.

22. CIS Service Bureau, LLC, a wholly-owned subsidiary of CNE Venture-Tech, provides access to customer-billing software and other related services for local distribution and other utility-type companies.

23. CMP Group, Inc. ("CMP Group"), a wholly-owned subsidiary of Energy East, is an exempt holding company pursuant to Section 3(a)(1) of PUHCA. CMP Group is a holding company by virtue of owning direct or indirect interests in Central Maine Power Company ("Central Maine Power"), Maine Electric Power Company, Inc. ("MEPCo"), and NORVARCO. CMP Group's principal utility subsidiary, Central Maine Power, is primarily engaged in transmitting and distributing electricity generated by others to retail customers in Maine.

24. The Union Water-Power Company ("UWP"), a wholly-owned subsidiary of CMP Group, provides energy management, utility construction and support services, and energy-efficiency contracting.

25. CTG Resources, Inc. ("CTG Resources"), a wholly-owned subsidiary of Energy East, is an exempt holding company pursuant to Section 3(a)(1) of PUHCA. CTG Resources is the parent company of Connecticut Natural Gas Corporation ("CNGC"), a regulated local natural gas distribution company, and of CNG Realty Corp. and TEN Companies, Inc., non-utility subsidiaries.

26. TEN Companies, Inc. ("TEN") (formerly known as The Energy Network, Inc.), is a wholly-owned subsidiary of CTG Resources. TEN and its wholly-owned subsidiary, The Hartford Steam Company ("HSC"), provide district heating


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     and  cooling  services  to  a  number  of  large  buildings  in  Hartford,
     Connecticut. HSC also owns and operates a cogeneration facility that serves Hartford Hospital, providing both steam and electricity to the hospital, with excess electricity, if any, sold to the local electric utility. Some of TEN's operating divisions offer energy equipment rentals, property rentals, and financing services related to such rentals. Another TEN division owns a 3,000 square foot building in Hartford, Connecticut. This building is across the street from the administrative offices of CNGC, and houses the CNGC Employees' Federal Credit Union, which serves both CNGC and TEN employees.

27. TEN Transmission Company, a wholly-owned subsidiary of TEN, owns a 4.87 percent interest in the Iroquois Gas Transmission System Limited Partnership, which operates a natural gas pipeline transporting Canadian natural gas into the states of New York, Massachusetts, and Connecticut.

28. TEN's wholly-owned subsidiary, ENI Gas Services, Inc., owns a 99 percent interest in KBC Energy Services, a partnership that previously was engaged in gas marketing services. KBC Energy Services ceased operations in November 1998, and it is anticipated that KBC Energy Services will be dissolved by the end of 2001. After KBC Energy Services is dissolved, ENI Gas Services, Inc. will be dissolved or merged into TEN.

29. TEN's wholly-owned subsidiary, TEN Gas Services, Inc., owns a one percent interest in KBC Energy Services, a partnership that previously was engaged in gas marketing services. KBC Energy Services ceased operations in November 1998, and it is anticipated that KBC Energy Services will be dissolved by the end of 2001. After KBC Energy Services is dissolved, TEN Gas Services, Inc. will be dissolved or merged into TEN.

30. Downtown Cogeneration Associates Limited Partnership is a partially-owned (50 percent) subsidiary of TEN, and it owns a cogeneration facility in Hartford, Connecticut.

31. KBC Energy Services, a partnership that is 99 percent owned by ENI Gas Services, Inc., and 1 percent owned by TEN Gas Services, Inc., previously was engaged in gas marketing services. KBC Energy Services ceased operations in November 1998, and it is anticipated that KBC Energy Services will be dissolved by the end of 2001.

32. Berkshire Energy, a wholly-owned subsidiary of Energy East, is an exempt holding company pursuant to Section 3(a)(1) of PUHCA. Berkshire Energy is the parent company of Berkshire, a regulated local natural gas distribution company, Berkshire Propane, Inc. ("Berkshire Propane"), a retail propane company, and Berkshire Service Solutions, Inc. ("Berkshire Service Solutions"), an energy marketing and energy services business.

33. Berkshire Propane, a wholly-owned subsidiary of Berkshire Energy, provides propane service to customers in western Massachusetts, eastern New York, and southern Vermont.


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34.  Berkshire Service Solutions, a wholly-owned subsidiary of Berkshire Energy, is an energy marketing and natural gas service provider to commercial and industrial customers. Berkshire Service Solutions has entered into a strategic alliance with Energy East Solutions, LLC.

35. Energy East Management Corporation ("EE Management"), a Delaware corporation, is a wholly-owned subsidiary of Energy East. EE Management is an SEC-authorized service company for the Energy East holding company system and owns no public utility assets.(4)

36. Energy East Telecommunications, Inc. ("EETI"), a Delaware corporation, is an exempt telecommunications company under Section 34 of the 1935 Act. EETI is a wholly-owned subsidiary of The Energy Network, Inc., (formerly known as EAS Enterprises Corp.), and was formed to provide telecommunications services, including the construction and operation of fiber optic networks.

37. Telergy East, LLC ("Telergy East"), a New York limited liability company, is a partially-owned subsidiary of EETI, and was formed to construct, own, and operate a fiber optic network. Telergy East is an exempt telecommunications company pursuant to Section 34 of the 1935 Act. EETI owns 50 percent of the voting interest in Telergy East.

38. MaineCom Services ("MaineCom"), a wholly-owned subsidiary of CMP Group, Inc., provides telecommunications services, including point-to-point connections, private networking, consulting, private voice and data transport, carrier services, and long-haul transport. Each of MaineCom and its three subsidiaries, New England Business Trust, New England Investment Corporation, and New England Security Corp., is an exempt telecommunications company pursuant to Section 34 of the 1935 Act.

39. NEON Communications, Inc., ("NEON") develops, constructs, owns, and operates a fiber optic telecommunications system in New England and New York. MaineCom's wholly-owned subsidiary, New England Business Trust, owns
     20.9  percent  of  NEON's  common  stock.

40. Central Securities Corporation, a wholly-owned subsidiary of Central Maine Power, owns and leases office and service facilities in Central Maine Power's service territory for the conduct of Central Maine Power's business.

41. Cumberland Securities Corporation ("Cumberland") owns and leases office and service facilities in Central Maine Power's service territory for the conduct of Central Maine Power's business. Central Power Maine owns all of the outstanding common stock of Cumberland.

42. CNG Realty Corp., a wholly-owned subsidiary of Connecticut Natural Gas Corporation, owns an 8.475-acre parcel in East Hartford, Connecticut, which is the construction site for the future Operating Center for Connecticut Natural Gas Corporation.

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4.  Energy  East  Corporation, et al.,  HCAR  No.  27248  (Oct.  13,  2000).


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43.  Energy  East  Capital Trust I and Energy East Capital Trust II are business trusts formed under Delaware law by Energy East as sponsor for the trusts, and Chase Manhattan Bank USA, National Association, who will serve as Delaware trustee. The trusts exist for the purpose of issuing trust preferred securities and trust common securities, investing the gross proceeds of the trust securities in Energy East junior subordinated debt securities, making distributions, and engaging in other activities related to these purposes.


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